Exhibit 10.30

Via Hand Delivery
Raymond E. Powers, III
4054 Clausen Avenue
Western Springs, IL 60558

Dear Skip:

I am pleased to offer you the position of Senior Vice President Business Development with Merisel, Inc. (hereinafter referred to, along with its parents, subsidiaries, affiliates, divisions, successors and assigns, and each of their respective successors and assigns, as the "Company") under the following terms and conditions:

Compensation. The Company will pay you an annual base salary of $202,500 which will be paid in accordance with the Company's customary payroll practices. Your salary is based upon an annual base salary of $225,000 less 10% in accordance with the Company-wide salary cut effective January L 2010.

Annual Incentive Bonus. You are eligible to receive an annual incentive bonus with a target level of fifty percent (50%) of your annual base salary. The Company's Board of Directors or the Compensation Committee will determine, at its sole discretion, whether you will receive an annual incentive bonus.

Benefits. You are eligible to participate in the Company's benefit plans on the same terms and conditions as the Company's other employees located in New York, New York. Your benefits will include three (3) annual weeks of paid vacation, four (4) sick days and one (1) personal day.

At-Will Employment. You will have an at-will employment relationship with the Company, meaning that either you or the Company may terminate your employment with the Company at any time and for any reason (or no reason) upon notice to the other party. Accordingly, this letter is not to be construed or interpreted as containing any guarantee of continued employment. As such, any recitation of certain time periods in this letter is solely for the purpose of defining your compensation. Also, this letter is not to be construed or interpreted as containing any guarantee of title or any particular level or nature of compensation.

Confidentiality. Nonsolicitation and Noncompete Agreement. You agree to execute and abide by the terms of the Company's Confidentiality, Nonsolicitation and Noncompete Agreement which is attached hereto and which terms are incorporated herein by reference. The Company's offer of employment is conditioned upon your execution of the Confidentiality, Nonsolicitation and Noncompete Agreement.

Governing Law. This letter and your employment shall be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

This letter and the Confidentiality, Nonsolicitation and Noncompete Agreement represent the entire agreement regarding the terms and conditions of your employment and supersede and completely replace any prior oral or written communication on this subject.

Please indicate your acceptance of the foregoing terms by signing below and returning a copy of this letter and the Confidentiality, Nonsolicitation and Noncompete Agreement to me via hand delivery, electronic mail or facsimile no later than January 15,2010.

Very truly yours,

/s/ Donald R. Uzzi
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Donald R. Uzzi
Chairman and CEO

ACCEPTED

/s/ Raymond E Powers, III
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Raymond E Powers, III

CONFIDENTIALITY, NONSOLICITATION AND NONCOMPETE AGREEMENT

This Confidentiality, Nonsolicitation and Noncompete Agreement (the "Agreement") is entered into as of January 8, 2010, between Merisel, Inc., a Delaware corporation (together with its subsidiaries, the "Company"), and Raymond E. Powers, III (the "Employee").

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company;

WHEREAS, during the employment, the Employee will have personal and direct contact with customers of the Company and will acquire confidential information about the Company and its customers; and

WHEREAS, the Employee acknowledges that the Company has invested time, expense and effort to develop and cultivate its relationship with its customers that the Employee will work with and that the nature of the Company's business is highly competitive and disclosure of any confidential information would result in severe damage to the Company.

NOW THEREFORE, in consideration of the Employee's employment by the Company, the compensation paid to the Employee by the Company from time to time, and the premises and the mutual agreements contained herein, the parties, for themselves, their successors and assigns, agree as follows:

1. Confidential Information. (a) The Employee understands that during the course of the employment with the Company, the Employee will learn information relating to the Company (and its business, products, employees, customers and vendors) which has commercial value to the Company, which constitutes the professional and trade secrets of the Company and which the Company desires to keep confidential. Such information has been provided and disclosed to the Employee solely for use in connection with the Employee's employment with the Company. For purposes of this Agreement, "Confidential Information" shall mean proprietary information about the Company, its subsidiaries and affiliates, and their respective employees, suppliers, actual or potential customers and leads, that is learned by the Employee in the course of the Employee's employment with the Company or disclosed to the Employee by the Company either directly or indirectly, in writing, orally, by orawings or observation, including, but not limited to, designs, technical data, trade secrets, know-how, discoveries, inventions, research, product plans, manufacturing procedures, products, services, customer, vendor and employee lists and information relating thereto, business and marketing strategies, pending projects and proposals, software, customer requirements, bid information, projections, developments, finances, and any documents containing such Confidential Information. Confidential Information, however, will not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the Employee, (ii) is independently developed by the Employee without the use of any Confidential Information, or (iii) is required by law or an order of any court or legal or administrative proceeding to be disclosed; provided, however, that in the event the Employee is required by law or court order to disclose any Confidential Information, the Employee shall provide the Company with a prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy if needed.

(b) During the term of the Employee's employment and any times thereafter, Employee shall hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm or corporation without written authorization from the Chief Executive Officer or Chief Financial Officer of the Company, any Confidential Information.

(c) During the term of the Employee's employment and any times thereafter, the Employee shall notify the Company immediately if the Employee becomes aware of the unauthorized possession, use or knowledge of any Confidential Information by any person not employed by the Company.

(d) Upon the termination of the Employee's employment for any reason whatsoever, Employee shall promptly deliver to the Company all company property, documents and computer disks (and copies thereof) containing any Confidential Information.

2. Non-Solicitation of Customers, Vendors and Employees. The Employee acknowledges that during the course of the Employee's employment with the Company, the Employee will have access to the Company's Confidential Information, the goodwill developed by the Company, trade secret, confidential and proprietary information, or other interests or information protected under the law (collectively, the ''Protectable Interests"), on which the Company spends considerable time, expense and effort to develop and keep confidential. In order to protect such Protectable Interests, during Employee's employment with the Company and for a period of two (2) years following the termination thereof by the Company or the Employee, for any reason, whether with or without cause, the Employee agrees that the Employee will not, either on his or her own behalf or on behalf of any other person, vendor, customer, or supplier of the Company, directly or indirectly, (i) solicit, contact, take any action to divert, or accept business from any vendor, customer, or supplier of the Company, whether a past vendor, customer, or supplier of the Company during the six (6) month period immediately prior to the termination of the Employee's employment, or a potential or current vendor, customer, or supplier of the Company, in each case on whom the Employee called or with whom the Employee became acquainted in his or her capacity as an employee during employment with the Company, regarding the same or similar product or service offered, carried or used by the Company, or (ii) induce or attempt to induce said vendor, customer, or supplier to cease its relations with the Company, or (iii) otherwise disruptl damage or interfere with any of the business relationships of the Company, or (iv) disclose to any person the identities of the employees or contractors of the Company and information about the terms of their engagement, including salary or payment terms, or (v) solicit, induce, recruit or encourage to leave the employ of or engagement by the Company, any person who is then an employee or contractor of the Company or who was an employee or contractor of the Company within six (6) months of the date of such soliciting.

3. Non-Competition. In order to protect the Company's Protectable Interest, during the Employee's employment with the Company, and for one (l).year following termination thereof by the Company or the Employee, for any reason, whether with or without cause, the Employee shall not, directly or indirectly in any manner or capacity (e.g. as an advisor, principal, agent, partner, officer, director, shareholder, employee, contractor or otherwise) engage in, work for, consult, provide advice or assistance, or participate in any way in any activity that competes with the Company or any of its subsidiaries or affiliates in the business of the Company in the Chicago, Illinois; New York, New York; Atlanta, Georgia; Los Angeles, California; Portland, Oregon; and Seattle, Washington metropolitan areas so long as the Employee is directly involved in such business on behalf of the Company. The Employee further agrees that during such period the Employee will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section 3 if such activity were carried out by the Employee and, in particular, the Employee agrees that he or she will not induce any employee of the Company to carry out any such activity; provided, however, that the beneficial ownership by the Employee, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of less than 2% of the voting stock of any publicly held corporation whose stock is publicly traded in the United States of America shall not be a violation of this Agreement.

4. Inventions and Assignments. The parties agree that all Inventions (as defined below) that are at any time made, conceived or suggested by the Employee in the performance of or in relation to the Employee's duties at the Company, whether acting alone or in conjunction with others, during or as a result of the Employee's employment with the Company, shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on the Employee's part. During the Employee's employment and, if such Inventions were made or conceived by the Employee during or as a result of his or her employment with the Company thereafter, Employee shall promptly make full disclosure of any such Inventions to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) reasonably deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of the Employee's right and title, if any, to such Inventions, and to cooperate with the Company in enforcement or infringement proceedings regarding the Inventions. For purposes of this Agreement, "Inventions" shall mean all data, discoveries, findings, reports, designs, plans, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, which are related to the Employee's duties as an ·employee of the Company, whether or not patentable, relating to the present or planned activities, or future activities of which the Employee is aware, or the products and services of the Company.

5. Representations and Warranties of the Employee. The Employee represents and warrants that (i) the Employee's employment with the Company does not and will not breach any agreements with or duties to a former employer or any other third party; (ii) the Employee has no obligations inconsistent with the terms of this Agreement or with the Employee's undertaking a relationship with the Company, and the Employee will not enter into any agreement in conflict with this Agreement; or (iii) there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between the Employee and any other person or entity. The Employee agrees to promptly inform the Company if the Employee becomes aware of any fact that would cause the foregoing representations and warranties to be false.

6. Notification to New Employer. In the event that Employee's employment with the Company terminates for any reason, with or without cause, the Employee hereby grants consent to the Company to notify the new employer of the Employee about his or her continuing obligations under Sections 1, 2 and 3 of this Agreement.

7. Amendments. This Agreement can only be amended pursuant to a written instrument duly executed by each of the parties hereto.

8. Rights Cumulative and Waiver. The rights and remedies provided in this Agreement are cumulative. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision or condition for the future, nor shall any specific waiver of a term, provision or condition at one time be deemed a waiver of such term, provision or condition for any future time or times.

9. Governing Law; Jurisdiction; No Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law. Each party hereby irrevocably submits to the personal jurisdiction of the state and federal courts located in New York, New York, for the adjudication on any dispute arising out of or relating to this Agreement. Each party hereby irrevocably and unconditionally waives any right it may have to a trial by jury for the adjudication of any dispute arising out of or relating to this Agreement. Each party certifies and acknowledges that (i) no representative or agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers in this section. If for any reason, the foregoing jury trial waiver is not enforceable at the time of dispute hereunder, then such dispute shall be resolved by binding arbitration in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Such arbitration, if necessary, shall be convened in New York, New York.

10. Injunctive Relief; Remedies. The parties agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth herein. Notwithstanding any other provision hereof, and in addition to any other right or remedy available, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement, including any and all monetary damages which the Company may incur and the recovery of all reasonable attorney's fees and costs incurred by the Company in obtaining such relief. The Employee consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, except to the extent otherwise required by applicable law.

11. Integration. This Agreement supersedes all, and may not be contradicted by evidence of any, other prior and contemporaneous agreements and statements on the subjects covered in this Agreement, whether written or oral. If any practices, policies, or procedures of the Company, now or in the future, that apply to the Employee are inconsistent with the terms hereof, the provisions of this Agreement shall control unless changed in writing by the Chief Executive Officer of the Company.

12. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect. Moreover, if anyone or more of the provisions of this Agreement shall be held to be excessively overbroad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13. Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

14. Modification. If, at the time of enforcement of Sections 2 and 3 of this Agreement, a court shall hold that duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum reasonable duration, scope or area under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

15. Assignment. The Company may assign this Agreement to any direct or indirect subsidiary or parent of the Company or joint venture in which the Company has an interest, or any successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns. The Employee may not sell, transfer, assign, or pledge any of the Employee's rights or interests pursuant to this Agreement.

16. Survival of Obligations. The continuing obligations set forth in Sections 1, 2, 3 and 4 of this Agreement shall survive the termination of this Agreement. If the Employee breaches the obligations in Sections 2 and 3, the period of time where the Employee may not solicit or compete shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The restriction period shall continue upon the effective date of any settlement, judicial or other resolution.

17. Employee Acknowledgment. The Employee acknowledges that he or she has read and understood this Agreement and the time, territory; scope and other requirements of the restrictions contained herein and has had the opportunity to consult legal counsel regarding the same. The Employee has entered into this Agreement freely and voluntarily and based on the Employee's own judgment and not on any representations or promises other than those contained herein. The Employee understands that this Agreement does not constitute a contract of employment or obligate the Company to employ the Employee at any rate or for any stated period of time and that the Employee is employed at will and that his or her employment may be terminated at any time by the Company or the Employee with or without cause.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

MERISEL, INC.

/s/ Donald R. Uzzi
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Donald R. Uzzi
Chairman and CEO

/s/ Raymond E Powers, III
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Raymond E Powers, III